ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 13, 2013

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $• linked to the common units of The Blackstone Group L.P. due on or about February 22, 2018

UBS AG $• linked to the common stock of Lorillard, Inc. due on or about February 22, 2018

UBS AG $• linked to the common stock of Time Warner Cable Inc. due on or about February 22, 2018

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common units or common stock of a specific company (the “underlying equity”). UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final price of the underlying equity is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 15, 2013
Settlement Date	February 21, 2013
Observation Dates	Monthly (callable after 1 year) (see page 4)
Final Valuation Date	February 15, 2018
Maturity Date	February 22, 2018

*	Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-16 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common units or common stock of a different company and each of the three Securities has a different contingent coupon rate, initial price, trigger price and coupon barrier. The initial price, trigger price and coupon barrier for each of the Securities will be set on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equities	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common units of The Blackstone Group L.P.	BX	8.00% per annum	$•	61% to 66% of the Initial Price	61% to 66% of the Initial Price	90271B520	US90271B5205
Common stock of Lorillard, Inc.	LO	8.00% per annum	$•	62% to 67% of the Initial Price	62% to 67% of the Initial Price	90271B538	US90271B5387
Common stock of Time Warner Cable Inc.	TWC	7.00% per annum	$•	72% to 76% of the Initial Price	72% to 76% of the Initial Price	90271B512	US90271B5122
*	The actual trigger price and coupon barrier for each offering will be set on the trade date to the same percentage.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common units of The Blackstone Group L.P.	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the common stock of Lorillard, Inc.	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the common stock of Time Warner Cable Inc.	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities if the applicable trigger price and coupon barrier were set equal to the top of the ranges, as specified on the cover hereof (the actual coupon barriers and trigger prices will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You are willing to forgo dividends paid on the underlying equity and do not seek an investment with guaranteed current income.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Securities if the applicable trigger price and coupon barrier were set equal to the top of the ranges, as specified on the cover hereof (the actual coupon barriers and trigger prices will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You prefer to receive the dividends paid on the underlying equity and seek an investment with guaranteed current income.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Equity	The common units or common stock of a specific company, as indicated on the first page of this free writing prospectus.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5).

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying equity is greater than or equal to the coupon barrier. The table below reflects the contingent coupon rate of (i) 8.00% per annum for Securities linked to the common units of The Blackstone Group L.P., (ii) 8.00% per annum for Securities linked to the common stock of Lorillard, Inc. and (iii) 7.00% per annum for Securities linked to the common stock of Time Warner Cable Inc. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)

The Blackstone Group L.P.	Lorillard, Inc.	Time Warner Cable Inc.
$0.0667	$0.0667	$0.0583

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 8.00% per annum for Securities linked to the common units of The Blackstone Group L.P., (ii) 8.00% per annum for Securities linked to the common stock of Lorillard, Inc. and (iii) 7.00% per annum for Securities linked to the common stock of Time Warner Cable Inc.

Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date (monthly, beginning February 18, 2014) is equal to or greater than the initial price.

If the Securities are called on any observation date (monthly, beginning February 18, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price

A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual trigger price for each offering will be set on the trade date to the same percentage as the coupon barrier for that offering.

Coupon Barrier

A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual coupon barrier for each offering will be set on the trade date to the same percentage as the trigger price for that offering.

Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
March 15, 2013*	March 19, 2013	November 17, 2014	November 19, 2014	July 15, 2016	July 19, 2016
April 15, 2013*	April 17, 2013	December 15, 2014	December 17, 2014	August 15, 2016	August 17, 2016
May 15, 2013*	May 17, 2013	January 15, 2015	January 20, 2015	September 15, 2016	September 19, 2016
June 17, 2013*	June 19, 2013	February 17, 2015	February 19, 2015	October 17, 2016	October 19, 2016
July 15, 2013*	July 17, 2013	March 16, 2015	March 18, 2015	November 15, 2016	November 17, 2016
August 15, 2013*	August 19, 2013	April 15, 2015	April 17, 2015	December 15, 2016	December 19, 2016
September 16, 2013*	September 18, 2013	May 15, 2015	May 19, 2015	January 17, 2017	January 19, 2017
October 15, 2013*	October 17, 2013	June 15, 2015	June 17, 2015	February 15, 2017	February 17, 2017
November 15, 2013*	November 19, 2013	July 15, 2015	July 17, 2015	March 15, 2017	March 17, 2017
December 16, 2013*	December 18, 2013	August 17, 2015	August 19, 2015	April 17, 2017	April 19, 2017
January 15, 2014*	January 17, 2014	September 15, 2015	September 17, 2015	May 15, 2017	May 17, 2017
February 18, 2014	February 20, 2014	October 15, 2015	October 19, 2015	June 15, 2017	June 19, 2017
March 17, 2014	March 19, 2014	November 16, 2015	November 18, 2015	July 17, 2017	July 19, 2017
April 15, 2014	April 17, 2014	December 15, 2015	December 17, 2015	August 15, 2017	August 17, 2017
May 15, 2014	May 19, 2014	January 15, 2016	January 20, 2016	September 15, 2017	September 19, 2017
June 16, 2014	June 18, 2014	February 16, 2016	February 18, 2016	October 16, 2017	October 18, 2017
July 15, 2014	July 17, 2014	March 15, 2016	March 17, 2016	November 15, 2017	November 17, 2017
August 15, 2014	August 19, 2014	April 15, 2016	April 19, 2016	December 15, 2017	December 19, 2017
September 15, 2014	September 17, 2014	May 16, 2016	May 18, 2016	January 16, 2018	January 18, 2018
October 15, 2014	October 17, 2014	June 15, 2016	June 17, 2016	February 15, 2018	February 22, 2018

*	The Securities are not callable until the twelfth observation date, which is February 18, 2014.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equity’s risk of decline even though you will not participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date (monthly, beginning after 1 year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “The Blackstone Group L.P.,” “Lorillard, Inc.” and “Time Warner Cable Inc.” in this free writing prospectus and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between the respective underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying equity issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common units or common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common units or common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$55.00
Contingent Coupon Rate*:	8.00% per annum (or 0.667% per month)
Contingent Coupon:	$0.0667 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Price*:	$35.75 (which is 65% of the Initial Price)
Coupon Barrier*:	$35.75 (which is 65% of the Initial Price)

*	The contingent coupon rate may be less than the amounts shown above in which case your potential return on the Securities may be less than the returns shown in the examples below. The actual trigger price and coupon barrier may be greater or less than the amounts shown above.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$60.00 (at or above Initial Price)	$0.0667 (Contingent Coupon – Not Callable)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.6003 (Contingent Coupon)
Twelfth Observation Date	$60.00 (at or above Initial Price)	$10.0667 (Settlement Amount)
	Total Payment:	$10.8004 (8.004% return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.7337 received in respect of prior observation dates, UBS will have paid you a total of $10.8004 per Security for a 8.004% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is at or above the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Second Observation Date	$32.00 (below Coupon Barrier;)	$0.00
Third Observation Date	$30.00 (below Coupon Barrier;)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$50.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0667 (Settlement Amount)
	Total Payment:	$10.1334 (1.334% return)

At maturity, UBS will pay you a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0667 received in respect of prior observation dates, UBS will have paid you a total of $10.1334 per Security for a 1.334% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is below the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Third Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$3.7352 (Contingent Coupon)
Final Valuation Date	$22.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)

	Total Payment	$ 7.9353 (20.647% return)

Since the Securities are not called and the final price of the underlying equity is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $3.9353 received in respect of prior observation dates, UBS will have paid you $7.9353 per Security for a loss on the Securities of 20.647%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011 and 2012. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Blackstone Group L.P.

According to publicly available information, The Blackstone Group L.P. (‘‘Blackstone’’) is a manager of private capital and provider of financial advisory services. Blackstone is an independent manager of private capital worldwide, with over $165 billion assets under management. Blackstone provides a range of financial advisory services, including financial advisory, restructuring and reorganization and fund placement services. Blackstone operates in five segments: Private Equity, Real Estate, Hedge Fund Solutions, Credit Businesses and Financial Advisory.The Private Equity segment manages five general private equity funds, as well as one specialized fund focusing on communications-related investments. The Real Estate segment is engaged in the real estate investing with an assortment of real estate funds that are diversified geographically and across a variety of sectors. The Hedge Fund Solutions segment manages a range of commingled funds of hedge funds and vehicles. The Credit Businesses segment manages Blackstone’s credit-oriented funds, CLOs, credit-focused separately managed accounts and publicly registered debt-focused investment companies. The Financial Advisory segment consists of its financial and advisory services, restructuring and reorganization advisory services and the Park Hill Group, which provides fund placement services for alternative investment funds. Information filed by Blackstone with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33551, or its CIK Code: 0001393818. Blackstone’s website is http://www.blackstone.com. Blackstone’s common units, representing limited partner interests are listed on the New York Stock Exchange under the ticker symbol ‘‘BX.’’

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Blackstone’s common units, based on the daily closing prices on the primary exchange for Blackstone. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Blackstone’s common units on February 11, 2013 was $18.11. The actual initial price will be the closing price of Blackstone’s common units on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$8.10	$3.87	$7.25
4/1/2009		6/30/2009		$13.84	$7.24	$10.54
7/1/2009		9/30/2009		$15.05	$8.60	$14.20
10/1/2009		12/31/2009		$17.11	$12.90	$13.12
1/4/2010		3/31/2010		$14.90	$12.13	$14.00
4/1/2010		6/30/2010		$15.26	$9.52	$9.56
7/1/2010		9/30/2010		$12.69	$9.20	$12.69
10/1/2010		12/31/2010		$14.55	$12.40	$14.15
1/3/2011		3/31/2011		$18.93	$14.76	$17.88
4/1/2011		6/30/2011		$19.49	$16.02	$16.56
7/1/2011		9/30/2011		$17.71	$11.53	$11.98
10/3/2011		12/30/2011		$15.10	$11.31	$14.01
1/3/2012		3/30/2012		$16.81	$14.46	$15.94
4/2/2012		6/29/2012		$15.86	$11.54	$13.07
7/2/2012		9/28/2012		$15.29	$12.62	$14.28
10/1/2012		12/31/2012		$15.81	$13.52	$15.59
1/2/2013	*	2/11/2013	*	$19.10	$16.16	$18.11

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 11, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Blackstone’s common units from June 22, 2007 through February 11, 2013, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $11.50, which is equal to 63.50% (the midpoint of the expected trigger price and coupon barrier range as specified on the cover) of the closing price on February 11, 2013. The actual coupon barrier and trigger price will be determined on the trade date and will be based on the closing price of Blackstone’s common units on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Lorillard, Inc.

According to publicly available information, Lorillard, Inc. (“Lorillard”) is the third largest manufacturer of cigarettes and the oldest continuously operating tobacco company in the United States. The flagship menthol flavored premium cigarette brand, Newport, is the top selling menthol and second largest selling cigarette brand overall in the United States. In addition to Newport, Lorillard has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. All products are manufactured at Lorillard’s headquarters in Greensboro, North Carolina. Lorillard produces cigarettes for both the premium and discount segments of the domestic cigarette market. Information filed by Lorillard with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34097, or its CIK Code: 0001424847. Lorillard’s website is http://www.lorillard.com. Lorillard’s common stock is listed on the New York Stock Exchange under the ticker symbol “LO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Lorillard’s common stock, based on the daily closing prices on the primary exchange for Lorillard. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Lorillard’s common stock on February 11, 2013 was $40.06. The actual initial price will be the closing price of Lorillard’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$21.65	$17.93	$20.58
4/1/2009		6/30/2009		$23.13	$20.20	$22.59
7/1/2009		9/30/2009		$26.01	$22.25	$24.77
10/1/2009		12/31/2009		$27.14	$24.74	$26.74
1/4/2010		3/31/2010		$27.17	$24.25	$25.08
4/1/2010		6/30/2010		$26.89	$23.71	$23.99
7/1/2010		9/30/2010		$27.63	$23.97	$26.77
10/1/2010		12/31/2010		$29.74	$26.23	$27.35
1/3/2011		3/31/2011		$32.15	$24.73	$31.67
4/1/2011		6/30/2011		$38.79	$31.59	$36.29
7/1/2011		9/30/2011		$37.74	$33.25	$36.90
10/3/2011		12/30/2011		$39.49	$35.69	$38.00
1/3/2012		3/30/2012		$43.98	$35.80	$43.16
4/2/2012		6/29/2012		$45.98	$39.99	$43.98
7/2/2012		9/28/2012		$46.55	$38.41	$38.82
10/1/2012		12/31/2012		$41.09	$37.23	$38.89
1/2/2013	*	2/11/2013	*	$40.24	$37.98	$40.06

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 11, 2013. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Lorillard’s common stock from June 10, 2008 through February 11, 2013, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $25.84, which is equal to 64.50% (the midpoint of the expected trigger price and coupon barrier range as specified on the cover) of the closing price on February 11, 2013. The actual coupon barrier and trigger price will be determined on the trade date and will be based on the closing price of Lorillard’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Time Warner Cable Inc.

According to publicly available information, Time Warner Cable Inc. (“Time Warner Cable”) is a cable operator in the U.S., with systems located mainly in five geographic areas: New York State (including New York City), the Carolinas, Ohio, Southern California (including Los Angeles) and Texas. Time Warner Cable serves millions of residential and commercial customers who subscribed to one or more of its three primary subscription services; video, high-speed data and voice. Time Warner Cable markets its services separately and in bundled packages of multiple services and features. Time Warner Cable also sells advertising to a variety of national, regional and local advertising customers. Information filed by Time Warner Cable with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33335, or its CIK Code: 0001377013. Time Warner Cable’s website is http://www.timewarnercable.com. Time Warner Cable’s common stock is listed on the New York Stock Exchange under ticker symbol “TWC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Time Warner Cable’s common stock, based on the daily closing prices on the primary exchange for Time Warner Cable. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Time Warner Cable’s common stock on February 11, 2013 was $87.94. The actual initial price will be the closing price of Time Warner Cable’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$67.95	$20.37	$24.80
4/1/2009		6/30/2009		$35.82	$24.57	$31.67
7/1/2009		9/30/2009		$43.75	$29.11	$43.09
10/1/2009		12/31/2009		$43.60	$38.87	$41.39
1/4/2010		3/31/2010		$53.45	$41.33	$53.31
4/1/2010		6/30/2010		$57.37	$48.93	$52.08
7/1/2010		9/30/2010		$59.07	$50.96	$53.99
10/1/2010		12/31/2010		$66.11	$54.66	$66.03
1/3/2011		3/31/2011		$72.48	$64.91	$71.34
4/1/2011		6/30/2011		$78.46	$71.75	$78.04
7/1/2011		9/30/2011		$79.99	$60.85	$62.67
10/3/2011		12/30/2011		$71.84	$57.41	$63.57
1/3/2012		3/30/2012		$81.50	$64.03	$81.50
4/2/2012		6/30/2012		$82.15	$73.99	$82.10
7/2/2012		9/28/2012		$95.79	$81.45	$95.06
10/1/2012		12/31/2012		$100.31	$89.29	$97.19
1/2/2013	*	2/11/2013	*	$100.83	$87.79	$87.94

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 11, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Time Warner Cable’s common stock from March 1, 2007 through February 11, 2013, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $65.08, which is equal to 74% (the midpoint of the expected trigger price and coupon barrier range as specified on the cover) of the closing price on February 11, 2013. The actual coupon barrier and trigger price will be determined on the trade date and will be based on the closing price of Time Warner Cable’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity and to treat any contingent coupon received by you (including on maturity or upon automatic call) as ordinary income in accordance with your regular method of accounting. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent coupon) and the amount you paid for your Securities. Subject to possible application of Section 1260 as discussed below, such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS, including on the maturity date or upon automatic call, should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although unlikely, it is possible that the Securities could be treated as a “constructive ownership transaction.” If such treatment applies, any “Excess Gain” recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and an interest charge as described above would apply. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules to the Securities.

We will not attempt to ascertain whether the underlying equity would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by the underlying equity were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a passive foreign investment company.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.

Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any Contingent Coupon Payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8BEN. However, the U.S. federal income tax treatment of the Contingent Coupon Payments is unclear and thus it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied. In this regard, we have not attempted to determine whether the underlying equity would be a “U.S. Real Property Holding Corporation” if it were a corporation for U.S. tax purposes or whether the Securities could be treated as “United States real property interests” as each is defined in Section 897 of the Code. However, if the IRS were to successfully assert that the Securities are, in fact, United States real property interests, any gain to a Non-U.S. Holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the Securities as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Securities as United States real property interests.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation.

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.